Exhibit 23.4

Consent of Independent Auditor

We hereby consent to the use in the Registration Statement on Form S-4 of Vacasa, Inc. of (i) our report dated June 9, 2021, relating to the 2020 financial statements of TurnKey Vacation Rentals, Inc. included therein. We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Maxwell Locke & Ritter LLP

Austin, Texas

October 21, 2021